Exhibit 10.4

Bob Rothenberg

This contract will govern the terms by which Bob Rothenberg("Executive") will be employed by OSL Holdings, Inc on an at will basis as President  or such other position as mutually agreed upon beginning on January 2, 2013

1) Executive will receive a monthly salary of $20,000

2) Executive will receive health insurance and other benefits as approved by the Board of Directors from time to time

3) Executive will receive 15,000,000 shares of common stock . Such stock will be issued in six certificates consisting of one certificate for  7,500,000 shares and five certificates for 1,500,000 each. The 7,500,000 share certificate will be delivered to Executive on or about January 2 2013 and the remaining certificates will be held by the Company's CFO and disbursed every thirty days commencing on Feb 1, 2013

4) In the event Executive's employment is terminated for cause or he executive resigns for any reason the undistributed shares held by the CFO shall be surrendered back to the Company by Executive.

5) At the present time,the Company owes Executive a balance of 200,000. Such amount shall remain a liability on the books of Company until paid and shall be paid as soon as the Board determines sufficient cash exists.

6) At any time during his employ, Executive may convert any or all of funds owed to him into common shares of the company at a 70%discount to the average closing price for the previous five days.

7) Upon change of control, all outstanding shares due the Executive shall vest immediately.

8) The board shall also award other cash and stock bonuses and incentive plans as it sees fit from time to time

9) Should the Executive be terminated without cause, the Executive shall a receive 12 months salary and six months medical benefits as severance.

10) Executive agrees to a one year national non compete upon accepting the common shares.

11) This agreement will be construed by and governed by New York Law.

12) This is the complete agreement between the parties and any previous agreements are null and void.

Bob Rothenberg

OSL Holdings Inc